Exhibit 10.4
ECONOMIC PARTICIPATION AGREEMENT
          THIS ECONOMIC PARTICIPATION AGREEMENT (this “Agreement”), dated as of October 23, 2008, but effective as of February 20, 2008 (the “Effective Date”), is entered into by and among W2007 Finance Sub, LLC, a Delaware limited liability company (“Whitehall Finance”), Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Parallel”, and together with Whitehall Finance, “Whitehall”), and Edward W. Martin, III, a natural person residing at Las Vegas, NV. (“Participant”).
WITNESSETH:
          WHEREAS, Whitehall Finance, Whitehall Parallel and Strat Hotel Investor, L.P., a Delaware limited partnership, are party to that certain Amended and Restated Limited Liability Company Agreement of W2007/ACEP Holdings, LLC (the “Company”), dated as of February 20, 2008 (the “Company LLC Agreement”);
          WHEREAS, pursuant to the Company LLC Agreement, Whitehall is entitled to receive certain Proceeds (as defined below) in respect of its membership interests in the Company; and
          WHEREAS, Whitehall wishes to grant to Participant and Participant wishes to accept from Whitehall, a participation in the membership interests in the Company held by Whitehall, subject to, and in accordance with, the terms and conditions of this Agreement.
          NOW, THEREFORE, the undersigned in consideration of the promises, covenants and agreement contained herein, do hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “1/4 Vesting Milestone” means the first anniversary of the Effective Date.
          “3/4 Vesting Milestone” means the third anniversary of the Effective Date
          “1/2 Vesting Milestone” means the second anniversary of the Effective Date.
          “Additional Cash Investment” has the meaning set forth in Section 3(a).
          “Additional Investment” has the meaning set forth in Section 3(a).
          “Additional Participating Investment” has the meaning set forth in Section 3(a).
          “Agreement” has the meaning set forth in the introductory paragraph hereof.
          “Capital Event Proceeds” means (i) any proceeds received by the Company from the sale or other disposition of any property or asset held, directly or indirectly, by the

Company or (ii) financing proceeds received by the Company from a loan or similar financing transaction under which the repayment obligations are secured by a pledge, directly or indirectly, of Whitehall’s interest in the Company or any of its subsidiaries, the Company’s direct or indirect interest in any of its subsidiaries, or any of the properties or other assets of the Company or its subsidiaries, in the case of each of (i) and (ii) net of all out-of-pocket transaction costs (as determined by Whitehall), which, for certainty, shall include any such costs payable to affiliates of Whitehall. Notwithstanding the forgoing, in no event shall the definition of “Capital Event Proceeds” hereunder include any proceeds that are borrowed pursuant to the Initial Financing or pursuant to a loan that is (x) fully recourse to any of Whitehall Finance, Whitehall Parallel or Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall Street”) or (y) is secured by a significant portion of the assets of Whitehall Finance, Whitehall Parallel or Whitehall Street (which significant portion, for certainty, shall not be comprised only of Whitehall’s interest in the Company).
          “Cash Interest Entitlement” is equal to the Cash Percentage Interest multiplied by the applicable Proceeds.
          “Cash Percentage Interest” has the meaning set forth in Section 3(b).
          “Cause” means Employee’s: (i) failure to perform the duties assigned to him; (ii) chronic impairment due to alcohol or substance abuse; (iii) conviction of a Serious Crime or being charged with a felony (for purposes of this Agreement a “Serious Crime” is a crime that the Company believes could prohibit the Employee from obtaining or maintaining any work card, license, or finding of compliance suitability necessary for Employee to maintain employment with Company) ; (iv) violation of a federal or state securities law or regulation; (v) negligent conduct, error or omission in the carrying out of his duties under this Agreement; (vi) conduct that causes damage to the reputation of the Company(vii) breach of the Exclusivity Obligation or any of the obligations set forth in Section 6 or Section 7 below; (viii) any revocation or suspension by any state or local authority of Employee’s required license(s) to serve in his position(s) with the Company; or (ix) any act or failure to act by Employee which causes any gaming or other regulatory authority having jurisdiction over the Company, the Designated Affiliates or any of their affiliates to seek any redress or remedy against Employee, the Company, any Designated Affiliate or any of their affiliates.
          “Cause Termination” mean the circumstance wherein Participant is no longer an employee of the Company or any subsidiary thereof for reason of removal or termination from such employment for Cause.
          “Company” has the meaning set forth in the recitals hereof.
          “Company LLC Agreement” has the meaning set forth in the recitals hereof.
          “Current Portion” is equal to the vesting percentage as of such date (as determined in accordance with the vesting provisions set forth in Section 4 hereof) multiplied by the Participating Investment Entitlement.

          “Effective Date” has the meaning set forth in the introductory paragraph hereof.
          “Employment Agreement” means that certain Employee Agreement between Participant and American Casino & Entertainment Properties, LLC, dated as of October 23, 2008.
          “Full Vesting Milestone” mean the earlier of (i) the fourth (4th) anniversary of the Effective Date and (ii) the date on which Whitehall no longer owns any direct or indirect interest in the Company.
          “Funding Portion” has the meaning set forth in Section 5(a) or 5(b), as applicable.
          “Incentive Distributions” has the meaning set forth in Section 6.
          “Initial Financing” means the first, and only the first, financing entered into by one or more of the Company’s subsidiaries and secured by a pledge of such subsidiaries’ assets.
          “Initial Investment” has the meaning set forth in Section 2(b).
          “Initial Participating Investment” has the meaning set forth in Section 2(b).
          “Internal Rate of Return” means, with respect to any investment, a return of all capital invested in such investment plus a cumulative, quarterly compounded, return on such invested capital at a rate per annum equal to the applicable percentage specified herein. An investment shall be deemed to have produced a specified Internal Rate of Return when the total cash in-flows invested from time to time in such investment produces cash out-flows in amount sufficient to cover the cash in-flows together with an annual return equal to such specified percentage calculated commencing on the date such cash in-flows are funded and compounded quarterly to the extent not paid on a current basis, and all previous cash out-flows produced by such investment. For purposes of computing such Internal Rate of Return, any cash in-flows invested in such investment, any forfeiture of any capital invested and any cash out-flows from such investment at any time during a month shall be deemed to be invested, forfeited or produced on the first day of such month.
          “Investment” has the meaning set forth in Section 3(a).
          “Operating Proceeds” means proceeds received by the Company and from the operation of property and assets held, directly or indirectly, by the Company, net of interest and other finance charges paid by Whitehall under any financing(s).
          “Participant” has the meaning set forth in the introductory paragraph hereof.
          “Participating Investment” means, as of any date, the Initial Participating Investment plus the aggregate of all Additional Participating Investments.

          “Participating Investment Entitlement”:
     (X) with respect to Operating Proceeds is equal to (i) (A) Participant’s Participating Percentage Interest multiplied by the applicable Proceeds minus (B) the Unfunded Carry multiplied by (ii) if the Unfunded Participating Investment is greater than zero, 75%; and
     (Y) with respect to Capital Event Proceeds is equal to (i) (A) Participant’s Participating Percentage Interest multiplied by the applicable Proceeds minus (B) the Unfunded Carry.
          “Participating Percentage Interest” has the meaning set forth in Section 3(b).
          “Percentage Interest” has the meaning set forth in Section 3(b).
          “Proceeds” means, collectively, Capital Event Proceeds and Operating Proceeds.
          “Qualifying Circumstance” means the circumstance wherein Participant is no longer an employee of the Company or any subsidiary thereof for any reason whatsoever except for a Cause Termination, including, without limitation, any removal from such employment without Cause, any resignation by Participant or Participant’s ceasing to be an employee due to Participant’s death or disability.
          “Redemption Price” means a cash amount (determined as of the date of redemption) equal to the Participant’s Initial Cash Investment less the amount of any Cash Distributions received by the Participant.
          “Redemption Right” has the meaning set forth in Section 7.
          “Tax Shortfall Amount” has the meaning set forth in Section 8.
          “Total Whitehall Contribution” means, as of any date, the total amount Whitehall has contributed to the Company’s common equity, net of the financing proceeds, if any, received by Whitehall prior to such date pursuant to the Initial Financing.
          “Unfunded Carry” as of any date means an amount, when added to all other amounts attributed to Unfunded Carry, is sufficient to cover a return of 7% p.a. on the Unfunded Participating Investment calculated commencing on the date such Unfunded Participating Investment is funded and compounded quarterly to the extent not paid on a current basis.
          “Unfunded Participating Investment” as of any date means an amount (which shall not be less than zero) equal to the Initial Participating Investment plus all Additional Participating Investment minus the cumulative amounts of all Funding Portions previously credited pursuant to Section 5(a) and 5(b).

          “Vesting Milestone” means each of the 1/4 Vesting Milestone, the 1/2 Vesting Milestone, the 3/4 Vesting Milestone and the Full Vesting Milestone.
          “Whitehall” has the meaning set forth in the introductory paragraph hereof.
          “Whitehall Finance” has the meaning set forth in the introductory paragraph hereof.
          “Whitehall Parallel” has the meaning set forth in the introductory paragraph hereof.
     2. Initial Investment.
          (a) Within five business days of the date of this Agreement, Participant shall make a payment in cash to Whitehall in the amount of $0.00 (no Cash Investment to be made) (the “Cash Investment”). For all purpose herein, Participant will be treated as having made the Cash Investment as of the Effective Date.
          (b) Upon receipt of the Cash Investment, subject to the vesting provisions set forth in Section 4, Participant shall be credited with an additional investment in the amount of 200% of the Cash Investment (such additional investment, the “Initial Participating Investment”, and the Cash Investment together with the Initial Participating Investment, the “Initial Investment”). For example, if Participant’s Cash Investment is $50,000, his or her Initial Participating Investment would be $100,000 and his or her Initial Investment would be $150,000.
     3. Additional Investments; Percentage Interests.
          (a) If and when Whitehall contributes additional common equity capital to the Company, so long as no Qualifying Circumstance or Cause Termination has occurred, Participant will have the right to elect to make an additional investment (such additional investment, together with the Additional Participating Investment (defined below) in respect of such additional investment, an “Additional Investment”) in the amount required to maintain Participant’s then-current Percentage Interest (as defined below), it being understood that Participant may only exercise this option with respect to the full amount contemplated herein and Participant will not be entitled to make a partial election. Whitehall shall give Participant written notice of an upcoming contribution to the Company’s common equity and Participant shall have five business days from the date of that notice to advise Whitehall in writing whether or not Participant will make the Additional Investment (and failure to respond within that time period will be deemed to be an election to not make the Additional Investment). If Participant timely elects to make an Additional Investment, Participant shall, within five business days of the date on which he or she notified Whitehall of his or her election, make a payment in cash to Whitehall in an amount equal to one-third of the Additional Investment (an “Additional Cash Investment”). Upon receipt of the Additional Cash Investment, subject to the vesting provisions set forth in Section 4, Participant shall be credited with an additional investment in the amount of 200% of the Additional Cash Investment (such additional investment, the

“Additional Participating Investment”). If Participant does not timely elect to make an Additional Investment or does not have the right to make such Additional Investment due to the occurrence of a Qualifying Circumstance or Cause Termination, Participant recognizes that his or her Percentage Interest will be diluted as a result of the additional investment made by Whitehall to fund the capital call. The “Investment” means the Initial Investment together with any Additional Investment(s).
          (b) Participant’s “Percentage Interest” means, as of any date of determination, the percentage obtained by dividing Participant’s aggregate Investment as of such date by the Total Whitehall Contribution. Participant’s “Cash Percentage Interest” means, as of any date of determination, the percentage obtained by dividing Participant’s aggregate Cash Investment as of such date by the Total Whitehall Contribution. Participant’s “Participating Percentage Interest” means, as of any date of determination, the percentage obtained by dividing Participant’s Participating Investment as of such date by the Total Whitehall Contribution. As of the date hereof, the Total Whitehall Contribution is $                     and Participant’s initial Percentage Interest, Cash Percentage Interest and Participating Percentage Interest are, respectively, 0.     %, 0.     % and 0.     %.
     4. Vesting.
          (a) Participant’s rights hereunder with respect to the Cash Investment are fully vested as of the Effective Date. Provided that no Qualifying Circumstance or Cause Termination has occurred on or prior to the applicable Vesting Date, Participant’s rights hereunder with respect to the Participating Investment and the Incentive Distributions shall vest in accordance with the following schedule:
     (i) between the Effective Date and the 1/4 Vesting Milestone, Participant’s vesting percentage shall be 0%;
     (ii) from and after the 1/4 Vesting Milestone up to the 1/2 Vesting Milestone, Participant’s vesting percentage shall be 25%;
     (iii) from and after the 1/2 Vesting Milestone up to the 3/4 Vesting Milestone, Participant’s vesting percentage shall be 50%;
     (iv) from after the 3/4 Vesting Milestone up to the Full Vesting Milestone, Participant’s vesting percentage shall 75% and
     (v) from and after the Full Vesting Milestone, Participant’s vesting percentage shall be 100%.
          (b) Notwithstanding Section 4(a) above, if a Qualifying Circumstance occurs, Participant shall be entitled to retain the vesting percentage with respect to the Participating Investment and the Incentive Distributions that vested prior to the occurrence of such Qualifying Circumstance, but such vesting percentage shall not thereafter increase. For example, if a Qualifying Circumstance should occur after the 1/2 Vesting Milestone but prior to the 3/4 Vesting Milestone, Participant’s vesting percentage with respect to the Participating Investment and the Incentive Distributions shall be 50% (but shall in no event increase to 75% or 100% thereafter). Notwithstanding Section 4(a) above, if a Cause Termination occurs, effective as of the date of such Cause Termination, Participant’s Vesting Percentage with respect to the Participating Investment and the Incentive Distributions shall be reduced to 0%.
          (c) Provided that no Cause Termination has occurred on or prior to the applicable Vesting Date: (i) on the 1/4 Vesting Milestone, 25% of any amounts which Participant is entitled to receive under Sections 5 or 6 and which are then held in escrow shall be payable to the Participant in cash (as a Cash Distribution); (ii) on the 1/2 Vesting Milestone, 50% of any amounts which Participant is entitled to receive under Sections 5 or 6 and which are then held in escrow shall be payable to the Participant in cash (as a Cash Distribution); (iii) on the 3/4 Vesting Milestone, 75% of any amounts which Participant is entitled to receive under Sections 5 or 6 and which are then held in escrow shall be payable to the Participant in cash (as a Cash Distribution) and (iv) on the Full Vesting Milestone, 100% of any amounts which Participant is entitled to receive under Sections 5 or 6 and which are then held in escrow shall be payable to the Participant in cash (as a Cash Distribution). If a Cause Termination occurs, Participant shall immediately forfeit all rights to all amounts which Participant would otherwise have been entitled to receive under Sections 5 or 6 and which are then held in escrow, and all such escrowed amounts shall promptly be returned to Whitehall.
     5. Participation in Proceeds.
          (a) Operating Proceeds. As and when Whitehall receives Operating Proceeds, Participant shall be entitled to receive an amount equal to (i) the Cash Interest Entitlement plus (ii) the Participating Investment Entitlement. The Cash Interest Entitlement and the Current Portion of the Participating Investment Entitlement will be payable to the Participant in cash within five business days of Whitehall’s receipt of such Operating Proceeds (as a Cash Distribution) and the remainder of the Participating Investment Entitlement will be escrowed and distributed to Participant in accordance with the vesting provisions set forth in Section 4 hereof. In addition, as of such date, to the extent there is then an Unfunded Participating Investment, Participant will be credited with a reduction of the Unfunded Participating Investment in an amount of the Funding Portion with respect to such Operating Proceeds. If the Unfunded Participating Investment is greater than zero, the “Funding Portion” under this Section 5(a) shall be equal to 25% multiplied by (A) Participant’s Participating Percentage Interest multiplied by such Operating Proceeds minus (B) the Unfunded Carry and, if the Unfunded Participating Investment is zero, the “Funding Portion” shall be zero.
          (b) Capital Event Proceeds. As and when Whitehall receives Capital Event Proceeds, Participant shall be entitled to receive an amount equal to (i) the Cash Interest Entitlement plus (ii) if the Unfunded Participating Investment is zero, the Participating Investment Entitlement. The Cash Interest Entitlement and the Current Portion of any Participating Investment Entitlement that Participant is entitled to receive pursuant to clause (ii) above will be payable to the Participant in cash within five business days of Whitehall’s receipt of such Capital Event Proceeds (as a Cash Distribution) and the remainder of such Participating

Investment Entitlement will be escrowed and distributed to Participant in accordance with the vesting provisions set forth in Section 4 hereof. In addition, as of such date, to the extent there is then an Unfunded Participating Investment, Participant will be credited with a reduction of the Unfunded Participating Investment in an amount of the Funding Portion with respect to such Capital Event Proceeds. If the Unfunded Participating Investment is greater than zero, the “Funding Portion” under this Section 5(b) shall be equal to (A) Participant’s Participating Percentage Interest multiplied by such Capital Event Proceeds minus (B) the Unfunded Carry and, if the Unfunded Participating Investment is zero, the “Funding Portion” shall be zero.
          (c) The parties agree that the provisions of Sections 5(a) and 5(b) are intended to achieve the same economics as if Participant had borrowed an amount equal to the Participating Investment from Whitehall on the Effective Date (or such applicable later date with respect to an Additional Participating Investment) and paid interest to Whitehall on such amount at a rate of 7% p.a. until such amount was repaid in full.
     6. Incentive Distributions.
(a) When and if Whitehall has achieved a 15% Internal Rate of Return with respect to its investments in the Company, then Participant shall be entitled to a cash payment in the amount of $1,000,000 to be paid to Participant within five business days of notice from Whitehall.
(b) In addition to the foregoing, when and if Whitehall has achieved a 20% Internal Rate of Return with respect to its investments in the Company, then Participant shall be entitled to (b) a cash payment in the amount of $1,500,000 to be paid to Participant within five business days of notice from Whitehall (the cash payments in the foregoing clauses 6(a) and 6(b) shall be known as “Incentive Distributions”).
     7. Redemption Rights. Each of Participant and Whitehall acknowledge and agree that if a Cause Termination occurs, Whitehall shall have the right (but not the obligation), at Whitehall’s election at any time after the occurrence of such Cause Termination, to redeem the Initial Cash Investment at the Redemption Price (such right shall be known as the “Redemption Right”). Whitehall shall pay Participant the Redemption Price within 90 days of the date on which Whitehall notifies Participant in writing of its intention to exercise its Redemption Right.
     8. Tax Distributions. If the amount of Cash Distributions received by Participant pursuant to Section 5 in any fiscal year is not sufficient to cover Participant’s tax liabilities in respect to the amount Participant is entitled to receive under Section 5 in such fiscal year (such difference, the “Tax Shortfall Amount”), then Whitehall shall, subject to Participant’s execution and delivery of a promissory note in the form of Exhibit A in favor of Whitehall in the amount of the Tax Shortfall Amount, within 60 days after the close of the fiscal year, lend an amount of cash to Participant equal to the Tax Shortfall Amount.
     9. No Admission; No Fiduciary or other Relationship. It is agreed and understood by the parties hereto that Whitehall shall continue to hold its membership interests in the Company, and that it is not the intention of the parties to admit Participant as a substituted member or to otherwise admit Participant as a member of the Company. Each of Whitehall and Participant confirms and agrees that the relationship between Whitehall, on the one hand, and Participant, on the other hand, is strictly limited to the contractual arrangement set out in this Agreement, that the relationship is one of arm’s-length contracting parties and is not one of employer and employee or of any other similar arrangement, and further that that neither of the parties is, or should for any purpose be construed as being, a partner or affiliate of the other or has, or should for any purpose be construed as having, any duty (fiduciary or otherwise) to the other or has, or should be construed as having, any other responsibility to the other except to the extent specifically set forth in the terms of this Agreement.
     10. Representations and Warranties. Participant represents, warrants and acknowledges, as a material inducement to Whitehall entering into this Agreement, as follows:
          (a) Participant is acquiring his or her Investment for his or her own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that he or she will not transfer, sell, pledge, hypothecate, encumber, assign or consent to any transfer, sale, pledge, hypothecation, encumbrance, assignment, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any person or persons whomsoever, all or any portion of his or her Investment in any manner that would violate or cause the Company to violate any applicable federal or state securities laws;
          (b) Participant is financially able to bear the economic risk of his or her investment in the Investment, including the total loss thereof;
          (c) No Person has at any time expressly or impliedly represented, guaranteed, or warranted to Participant that a percentage of profit and/or amount or type of consideration will be realized as a result of his or her Investment, that past performance or experience of the Company or its subsidiaries or assets in any way indicates the future results of the ownership of his or her Investment or of the Company business, that any cash distributions from Company operations or otherwise will be made by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of the Investment;
          (d) The Investment is an illiquid investment with an indeterminate length, and no Person has at any time expressly or impliedly represented, guaranteed, or warranted that the Investment will be realized, redeemed or redeemable within a specific period of time;
          (e) Participant’s execution and delivery of this Agreement and the performance of his or her obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which Participant is a party or by which Participant is bound or to which any of Participant’s property or assets are subject, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, that would materially and adversely affect the performance of his or her duties hereunder; and Participant has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by Participant of his or her obligations hereunder;
          (f) There is no action, suit or proceeding pending against Participant or, to Participant’s knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit Participant from entering into or performing his or her obligations under this Agreement;
          (g) Neither Participant nor any of Participant’s affiliates has employed any broker or finder, or incurred any liability therefor, in connection with this Agreement or the transactions contemplated hereby;
          (h) This Agreement is a binding agreement on the part of Participant enforceable in accordance with its terms against Participant;
          (i) Participant acknowledges and agrees that Sullivan & Cromwell LLP serves as counsel to Whitehall, and that Sullivan & Cromwell LLP does not serve as counsel to any other Party. Participant acknowledges and agrees that he or she does not have an attorney-client relationship with Sullivan & Cromwell LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Participant represents and warrants that, in the event of litigation or arbitration between Whitehall and Participant, Participant will not seek the removal of Sullivan & Cromwell LLP as counsel to Whitehall for any purported conflict of interest or attorney-client relationship allegedly existing between Sullivan & Cromwell LLP and Participant. Participant has been advised to and has engaged his or her own counsel and any other advisers Participant deems necessary and appropriate. By reason of Participant’s business or financial experience, or by reason of the business or financial experience of Participant’s own attorneys, accountants and financial advisors, Participant is capable of evaluating the risks and merits of the Investment and of protecting his or her own interests in connection with Investment; and
          (j) Participant has consulted with his or her own accountants and financial advisors regarding all tax and financial matters concerning the Investment and the tax consequences of the Investment. Participant acknowledges that the tax consequences of the Investment will depend on Participant’s particular circumstances, and neither the Company, Whitehall, nor the partners, shareholders, members, managers, fiduciaries, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for the legal, tax, or financial consequences to Participant of the Investment. Participant will solely look to, and rely upon, his or her own advisers with respect to the legal, tax, and financial consequences of the Investment.
     11. Tax Treatment. Whitehall and Participant agree that (a) Participant’s Investment pursuant to this Agreement shall be treated for U.S. federal income tax purposes as (i) a sale of a portion of the membership interests in the Company equal to Participant’s Cash Percentage Interest to Participant and (ii) a grant of a profits interest in the Company equal to Participant’s Participating Percentage and Incentive Distributions, with Whitehall holding such membership and profits interests as a nominee on behalf of Participant, (b) Participant shall be treated for

U.S. federal income tax purposes in the same manner as if he or she (i) had purchased and is holding a common equity membership interest in the Company equal to Participant’s Percentage Interest, and (ii) is holding a profits interest in the Company equal to Participant’s Participating Percentage and Incentive Distributions, (c) Whitehall shall timely deliver to the Company the statement described in Treas. Regs. Section 1.6031(c)-1T(a)(1)(ii) with respect to the portion of the membership interests in the Company that is treated as purchased by Participant pursuant to this Agreement, (d) Participant shall provide Whitehall with a properly completed IRS Form W-9 or W-8, as applicable, and any other information, forms or documents as may be reasonably requested by Whitehall acting in its role as nominee and (e) Participant shall make a Section 83(b) election in respect of his or her Investment.
     12. Confidentiality. Participant agrees to hold the terms of this Agreement and any information relating to the Company or Whitehall that Participant obtains during the term of this Agreement strictly confidential and not to disclose the same to any third party, provided, however, that Participant may disclose such information only (a) as required by applicable law and then only to the extent required by such law, (b) at the express direction of any court or other governmental authority with jurisdiction over Participant or (c) pursuant to subpoena or other process of a court or other governmental authority having jurisdiction over Participant.
     13. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transaction contemplated by this Agreement.
     14. Termination. Participant’s rights under this Agreement automatically shall terminate and expire upon the sooner of (i) the closing of the exercise of Whitehall’s Redemption Rights as provided in Section 7 above and (ii) the date that Whitehall no longer owns any direct or indirect interest in the Company.
     15. Notice. Unless otherwise expressly agreed in writing, any notice, consent or other document required to be sent pursuant to this Agreement shall be in writing and shall be deemed to be validly given by the delivery thereof to its recipient, either personally with a receipt, by registered mail, via reputable overnight courier, or via facsimile transmission if such facsimile provides confirmation of sending followed by a reputable overnight courier that provides confirmation of delivery to the sender. Notices shall be sent as follows:
If to the Company, then to:
W2007/ACEP Holdings, LLC
c/o Goldman, Sachs & Co.
85 Broad St.
New York, NY 10004
Attention: Whitehall Chief Financial Officer & Whitehall General Counsel

with a copy to:
Whitehall Street Global Real Estate Limited Partnership 2007
c/o Goldman, Sachs & Co.
85 Broad St.
New York, NY 10004
Attention: Whitehall Chief Financial Officer & Whitehall General Counsel
and a copy to:
Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 100004
Attention: Anthony J. Colletta, Esq.
and a copy to:
American Casino & Entertainment Properties, LLC
2000 Las Vegas Blvd, South
Las Vegas, NV 89104
Attention: Phyllis A. Gilland, General Counsel
If to Participant, then to:
Edward W. Martin, III
2000 Las Vegas Blvd, South
Las Vegas, NV 89104
Any written notice is deemed to have been received: (a) if sent by personal delivery, registered mail or prepaid overnight courier, at the time of its delivery; (b) if sent by prepaid mail, on the fifth (5th) business day following its sending; or (c) if transmitted by facsimile transmission or other electronic means as may be permitted by this Agreement or otherwise mutually agreed, on the first business day following its sending.
     16. Rights Personal to Participant. The rights and privileges described in this Agreement are personal to Participant and may not be sold, assigned, pledged or otherwise transferred or encumbered (other than testamentary transfers to Participant’s spouse or heirs), directly or indirectly, by Participant without Whitehall’s prior written consent, which consent Whitehall may grant or withhold in Whitehall’s sole and absolute discretion. Any pledge or other transfer of all or any portion of Participant’s rights under this Agreement without Whitehall’s prior written consent shall be void ab initio, and if Participant attempts to effect any such transfer then at any time following such attempt Whitehall shall have the right to redeem Participant’s interest at a redemption price equivalent to the Redemption Price provided for in Section 7 above.

     17. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
     18. Execution in Counterparts. This Agreement may be (a) executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and (b) transmitted by telecopy or other facsimile signature (which shall be deemed an original for all purposes).
     19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and all rights and remedies hereunder shall be governed by such laws without regard to principles of conflict of law.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

By:	/s/ EDWARD W. MARTIN, III
Edward W. Martin, III

WHITEHALL PARALLEL GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, a Delaware limited partnership
By:	WH PARALLEL ADVISORS, L.L.C. 2007, its General Partner
By:	/s/ Jonathan A Langer
	Name:	Jonathan A Langer
	Title:	Manager

W2007 FINANCE SUB, LLC, a Delaware limited liability company
By:	WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, its Managing Member
By:	WH ADVISORS, L.L.C. 2007, its General Partner
By:	Jonathan A Langer
	Name:	Jonathan A Langer
	Title:	Manager